Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease ("Amendment") is entered into as of July 28, 2011 (the "Effective Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Landlord"), and AP PHARMA, INC., a Delaware corporation ("Tenant"), with reference to the following facts ("Recitals"):

A.       Landlord and Tenant are the current parties to that certain Lease dated as of November 7, 1997 (the “Original Lease’) executed by Landlord and Tenant's predecessor-in-interest, Advanced Polymer Systems, as amended by that certain Amendment to Lease Agreement dated as of March 29, 2004 executed by Landlord and Tenant, and that certain Second Amendment to Lease dated April 1, 2011 executed by Landlord and Tenant (as amended, the "Existing Lease") for certain Premises described therein commonly known as 123 Saginaw Drive, Redwood City, California 94063, all as more particularly described in the Existing Lease.

B.       Tenant and Landlord desire to provide for the extension of the Term and other amendments of the Existing Lease, but only in strict accordance with and as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                       Scope of Amendment; Defined Terms.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control.  The term "Lease" as used herein and, from and after the Effective Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.  Unless otherwise indicated, capitalized terms used in this Amendment shall be defined as set forth in the Lease.  Landlord and Tenant agree that this Amendment shall be effective as of the Effective Date with the same force and effect as if executed on that date.

Section 2.                       Security Deposit.  Notwithstanding any provision of the Existing Lease to the contrary, from and after the Effective Date the Security Deposit shall be cash in the amount of One Hundred Two Thousand  Five Hundred Ninety Seven Dollars and Seventy-Six Cents ($102,597.76).

Section 3.                       Extension of Term.  Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease expires on September 30, 2011, and that the Term is hereby extended for the period of sixty-two (62) months (the "Third Extended Term") commencing on October 1, 2011 and expiring November 30, 2016 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease.   This extension is with respect to the entire Premises and this extension is further upon and subject to the same conditions, terms, covenants and agreements contained in the Existing Lease except as otherwise provided in this Amendment.  Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease or otherwise regarding renewal or extension, and any such provisions, options or rights for renewal or extension are hereby deleted as of the Effective Date.

Section 4.                       Basic Annual Rent.  Notwithstanding any provision of the Existing Lease to the contrary, Basic Annual Rent and Monthly Installments thereof shall continue to be due and payable by Tenant with respect to the Third Extended Term in the same manner required under the Lease therefor in the following amounts:
Period From/To	Monthly Installments	Basic Annual Rent
October 1, 2011 – September 30, 2013*	$44,313.90	$531,766.80
October 1, 2013 – September 30, 2014	$46,529.60	$558,355.14
October 1, 2014 – September 30, 2015	$48,856.07	$586,272.90
October 1, 2015 - November 30, 2016	$51,298.88	$615,586.54

             *Notwithstanding anything in the foregoing to the contrary, provided that a monetary default

(as set forth in Section 25 of the Original Lease) (the “Default”) by Tenant has not occurred prior to September 30, 2014, Landlord agrees to forbear in the collection of and abate the Basic Annual Rent due and payable for the period beginning on October 1, 2011 and continuing through November 30, 2011 of the Term, totaling not more than Eighty-Eight Thousand Six Hundred Twenty-Seven Dollars and Eighty Cents ($88,627.80) in the aggregate (collectively, “Abated Rent”); provided, further, that in the event of a monetary Default by Tenant prior to September 30, 2014, all previously Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

Section 5.                       Condition of Premises.  Notwithstanding any provision of the Existing Lease to the contrary, Tenant acknowledges and agrees that: (1) Tenant has been in occupancy of the Premises since 1997; (2) Tenant has investigated the condition of the Premises to the extent Tenant desires to do so; (3) Tenant is leasing the Premises in its "As Is" condition; (4) no representation regarding the condition of the Premises has been made by or on behalf of Landlord; and (5) in connection with this Amendment, Landlord has no obligation to remodel or to make any repairs, alterations or improvements in connection with this Amendment, or to provide Tenant any allowance therefor.

Section 6.                          Assignment and Subletting.  Paragraph 15 of the Original Lease shall be amended by inserting the following to the end of such Paragraph:

“(i)           For purposes of this Lease, a “Permitted Transferee” shall mean any individual, partnership, trust, corporation, firm or other entity  (“Person”) which:  (i) is an Affiliate (defined below); or (ii) is the corporation or other entity (the “Successor”) resulting from a merger, consolidation or non-bankruptcy reorganization with Tenant; or (iii) is otherwise a deemed assignee due to a transfer, assignment or hypothecation of any stock or interest under Paragraph 15(f); or (iv) purchases substantially all the assets of Tenant as a going concern (the “Purchaser”).  For purposes of this Paragraph, “Affiliate” shall mean any Person which is controlled by, controls, or is under common control with Tenant (for purposes of this definition, the word "control," shall mean, with respect to a Person that is a corporation or a limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares or membership interests of the controlled Person and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management of the controlled Person).  Notwithstanding anything to the contrary in Paragraphs 15(a), (c), (d) and (e), provided there is no uncured default under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to a Permitted Transferee or to sublease the Premises or any part thereof to a Permitted Transferee provided that:  (1) Landlord receives thirty (30) days prior written notice of an assignment or sublease (including a proposed transaction described in subparts (i), (ii), (iii) or (iv) of this Paragraph 15(i)); (2) with respect to an assignment of the Lease or a sublease of more than half the Premises to an entity described in subparts (ii) or (iv) of this Paragraph 15(i), the Permitted Transferee’s net worth is not less than Tenant’s net worth immediately prior to such assignment or subletting; (3) with respect to an assignment of the Lease or a sublease of more than half the Premises to an entity described in subparts (i) or (iii) of this Paragraph 15(i), Tenant (as the assignor or sublandord) continues in existence with a net worth not less than Tenant’s net worth immediately prior to such assignment or subletting; (4) the Permitted Transferee expressly assumes (except a Permitted Transferee which is a deemed assignee under subpart (iii) of this Paragraph 15(i) or which is a sublessee in the event of a sublease under this Paragraph 15(i)) in writing satisfactory to Landlord all of the obligations of Tenant under this Lease and delivers such assumption to Landlord no later than fifteen (15) days prior to the effective date of the assignment; (5) Landlord receives no later than five (5) days before the effective date a fully executed copy of the applicable assignment or sublease agreement between Tenant and the Permitted Transferee; and (6) promptly after Landlord's written request, Tenant and the Permitted Transferee provide such reasonable documents and information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to a Permitted Transferee.  All determinations of net worth for purposes of this Subparagraph shall exclude any value attributable to goodwill or going concern value.  With respect to any proposed assignment under subparts (ii) or (iv) of this

Paragraph 15(i)), Tenant shall pay Landlord, no later than thirty (30) days prior to the effective date of such proposed assignment, a processing fee of Five Thousand Dollars ($5,000.00), which shall be Landlord’s earned fee whether or not the proposed assignment is completed by Tenant.”

       Section 7.                          Option to Extend.

(a)           Landlord hereby grants Tenant a single option to extend the Term of the Lease for an additional period of three (3) years (such period may be referred to as the "Option Term"), as to the entire Premises as it then exists, upon and subject to the terms and conditions of this Section (the "Option To Extend"), and provided that at the time of exercise of such option (and each Option, if more than one Option is granted), Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the Premises.

(b)           Tenant's election (the "Election Notice") to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is twelve (12) months prior to the Expiration Date and no later than the date which is nine (9) months prior to the Expiration Date.  If Tenant either fails or elects not to exercise the Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void, including, if more than one Option is granted, the then applicable Option to Extend and all further Options to Extend.

(c)           The Option Term (and each Option Term, if more than one Option is granted) shall commence immediately after the expiration of the preceding Term of the Lease.  Tenant's leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) Tenant shall pay the "Option Term Rent", defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit shall be increased to an amount that is the same percentage or proportion of Option Term Rent as the prior amount of Security Deposit was in relation to Rent for the Term prior to the Option Term, but in no event shall the Security Deposit be decreased; and (iii) Tenant shall accept the Premises in its "as is" condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate defined in Exhibit A hereto, provided, however, Landlord by notice given to Tenant within thirty (30) days after final determination of the Fair Market Rental Rate, may elect to provide, in lieu of such allowance for alterations to the Premises, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Premises and due starting after such rent obligation commences.  If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.

(d)           The Option Term Rent shall mean the sum of the Basic Annual Rent at the Fair Market Rental Rate (as defined in Exhibit A) plus Additional Rent and/or certain Operating Expenses (if applicable, based upon a step-up to change the base year or base amount for calculation of Operating Expenses in connection with determination of the Fair Market Rental Rate) plus other charges pursuant to the Lease payable to Landlord.  The determination of Fair Market Rental Rate and Option Term Rent shall be made by Landlord, in the good faith exercise of Landlord's reasonable business judgment.  Within forty-five (45) days after Tenant's exercise of the Option To Extend, Landlord shall notify Tenant of Landlord's determination of the Fair Market Rental Rate and Option Term Rent for the Premises.  Tenant may, within fifteen (15) days after receipt thereof, deliver to Landlord a written notice either:  (i) accepting Landlord's determination, in which case the extension shall be effective and binding (subject to Subsection (f) below) at the accepted rate; or (ii) setting forth Tenant's good faith estimate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate and Option Term Rent.  Tenant's failure to timely deliver such notice within such fifteen (15) day period shall be deemed its cancellation of the Option.  In the event Tenant has delivered notice setting forth Tenant’s different estimate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate and Option Term Rent is reached within thirty (30) days after Landlord's receipt of Tenant's estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of

Exhibit A.  To the extent that Tenant pays directly the utility or service provider for utilities or services which Tenant is to obtain directly pursuant to the Lease, Tenant shall continue to pay such amounts, but such amounts shall not be counted as part of the Preceding Rent or the Fair Market Rental Rate as used herein.

(e)           Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend, in the form of an amendment to the Lease, and Tenant shall execute such amendment within ten (10) business days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant.  Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend.

(f)           Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, whereupon any prior or subsequent exercise of this Option to Extend shall be of no force or effect:

(i)   Tenant's failure to timely exercise or timely to perform the Option to Extend in strict accordance with the provisions of this Section.

(ii)  The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of a Default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a Default.

(g)           Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

        (h)           This Option to Extend is personal to AP Pharma, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than a Permitted Transferee which is an assignee of the Lease and which has satisfied the requirements of Section 6 of this Amendment.

Section 8.                       Time of Essence.  Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

        Section 9.                       Brokers.  Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Chris Jacobs of CBRE (“Tenant's Broker”) and, except for Tenant’s Broker and Kristoph Lodge of Cornish & Carey Commercial (“Landlord’s Broker”), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker.  Tenant is not obligated to pay or fund any amount to Landlord's Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord's Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord's separate written agreement with Landlord's Broker.  Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker to the extent that Tenant's Broker and Landlord's Broker have entered into a separate agreement between themselves to share the commission paid to Landlord's Broker by Landlord.  Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Landlord with respect to the subject matter of this Amendment, except for a commission payable to Tenant’s Broker (except to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker).  The provisions of this Section shall survive the expiration or earlier termination of the Amendment or the Lease.

Section 10.                       Attorneys' Fees.  Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment.  In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 11.                       Effect of Headings.  The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.

Section 12.                       Entire Agreement; Amendment.  This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 13.                       OFAC.  Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a "Regulated Entity") or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons ("OFAC List") published by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant's obligations under the Lease, then Tenant further represents, warrants and covenants either that  (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any  person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants during the term of the Lease to provide to Landlord information reasonably requested by Landlord, including, without limitation, organizational structural charts and organizational documents, which Landlord may deem to be necessary ("Tenant OFAC Information") in order for Landlord to confirm Tenant's continuing compliance with the provisions of this Section.  Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord's Broker in connection with the execution of this Amendment is true and complete.

Section 14.                       Ratification.  Tenant represents to Landlord as of the Effective Date that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) that to Tenant’s actual knowledge, there are no defaults or unfulfilled obligations on the part of Landlord under the Lease; and (c) Tenant is currently in possession of the entire Premises and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.  Landlord represents to Tenant as of the Effective Date that the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment.

Section 15.                       Authority.  Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below.

Section 16.                       Counterparts.  This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.  Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

TENANT:                                                      AP PHARMA, INC.,
a Delaware corporation

By: /s/ John B. Whelan

Print Name: John B. Whelan

Title:       CEO

LANDLORD:                                                METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By: /s/ Joel R. Redmon____________

Print Name: Joel R. Redmon_______

Title: Regional Director____________

EXHIBIT A

FAIR MARKET RENTAL RATE

1.Definition of Fair Market Rental Rate.  "Fair Market Rental Rate" shall mean the Basic Annual Rent equal to the monthly base rental per rentable square foot which a willing tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in Seaport Centre and along the Highway 101 corridor in Redwood City, Redwood Shores, San Carlos and Belmont (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made ("Comparable Transactions").  Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered.  In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Additional Rent and/or certain Operating Expenses on the basis of increases over a base year, then the rate of Basic Annual Rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant's agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.

2.           Sealed Estimates.  In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the "Estimates").  If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates.  If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place.  In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental.  In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.

3.           Selection of Arbitrators.  If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration.  In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.  Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising comparable laboratory space within Seaport Centre ("Qualified Appraisers").  If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit.  Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

4.           Arbitration Procedure.  Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate.  Upon an Estimate's selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant.  If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice.  The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators.  Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

5.           Rent Pending Determination of Fair Market Rental Rate.  In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Basic Annual Rent and Additional Rent as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined.  In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Basic Annual Rent installments due) for any reduction in the amounts due.